Exhibit 99.1

ITG Releases November 2017 U.S. Trading Volumes and Provides International Trading Commission Update

Strong International Growth Includes New Asia Pacific Record

NEW YORK, December 8, 2017 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that November 2017 U.S. trading volume was 2.9 billion shares and average daily volume (ADV) was 137 million shares, compared to 2.8 billion shares and ADV of 126 million shares in October 2017 and 3.3 billion shares and ADV of 159 million shares in November 2016. There were 21 trading days in both November 2017 and November 2016 and 22 trading days in October 2017.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

November 2017	21	2,874,237,554	136,868,455	53,657,419	270	15,861,581	24,453	37,663

YTD 2017	231	32,187,115,832	139,338,164	58,125,318	269	15,478,174	22,386	37,287

*Excluding shares crossed through POSIT Alert from ITG algorithms

ITG’s average revenue capture per share in November 2017 was in line with the third quarter of 2017.

International Trading Activity

The average daily trading commissions in November 2017 in ITG’s Canadian, European and Asia Pacific businesses were up approximately 20% in U.S. dollar terms on a combined basis as compared to the third quarter of 2017, driven in part by record monthly performance in Asia Pacific. On a blended international basis, there were approximately 22 trading days in November 2017.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via liquidity, execution, analytics and workflow technology solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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